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                                                        EXHIBIT 99.1

CONTACT:  Ralph J. Vaclavik
          President Casinos, Inc.
          St. Louis, Missouri 63102
          314-622-3018

                                                        FOR IMMEDIATE RELEASE

                           PRESIDENT CASINOS, INC.
                       COMPLETES SALE OF BILOXI ASSETS

ST. LOUIS, MISSOURI, April 15, 2005 -- President Casinos, Inc. (OTC:PREZQ.OB) announced that today it completed a Sale and Purchase Agreement (the "Purchase Agreement") in connection with the sale and purchase of the owned and leased real property and businesses commonly known as the President Casino Broadwater Resort in Biloxi, Mississippi. The agreement with Broadwater Development, LLP (the "Purchaser") is for a purchase price of approximately $82.0 million, subject to certain post-closing adjustments. Approximately $6.8 million of the purchase price was paid by Silver Slipper Casino Venture LLC, which acquired the right to purchase the gaming casino assets under a separate transaction with the Purchaser. President Casinos, Inc. intends to use the proceeds to pay down debt as part of its restructuring plan.

President Casinos, Inc. owns and operates a dockside gaming facility in downtown St. Louis, Missouri, north of the Gateway Arch.

This press release may be deemed to contain forward-looking statements, which are subject to change. These forward-looking statements may be significantly impacted, either positively or negatively by various factors, including without limitation, licensing, and other regulatory approvals, lender cooperation, development and construction activities, costs and delays, weather, permits, competition and business conditions in the gaming industry. The forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements herein. Additional information concerning potential factors that could affect the Company's financial condition, results of operations and expansion projects is included in the filings of the Company's Annual Report on Form 10-K for the fiscal year ended February 29, 2004 and the Company's subsequent Report on Form 10-Q for the quarters ended May 31, 2004, August 31, 2004, and November 30, 2004, all of which risks are incorporated by reference into this press release.

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